Exhibit 3.1

ARTICLES OF AMENDMENT

OF

STRATEGIC STORAGE TRUST IV, INC.

STRATEGIC STORAGE TRUST IV, INC., a Maryland corporation (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland (the “SDAT”) that:

FIRST: The charter of the Corporation (the “Charter) is hereby amended by deleting the definitions of “Roll-up Entity” and “Roll-Up Transaction” within Article IV (Definitions) of the Charter in their entirety.

SECOND: The Charter is hereby amended by deleting in its entirety SECTION 9.14 (Limitation on Roll-Up Transactions) of Article NINTH.

THIRD: The foregoing amendment to the Charter has been advised by the Board of Directors and approved by the stockholders of the Corporation in accordance with the Maryland General Corporation Law and the Charter.

IN WITNESS WHEREOF, as of March 15, 2021, the Corporation has caused these Articles of Amendment to be signed in its name and on its behalf by its President, and attested by its Secretary, and its President acknowledges that these Articles of Amendment are the act and deed of the Corporation and, as to all matters or facts required to be verified under oath, acknowledges that, to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties of perjury.

ATTEST:	STRATEGIC STORAGE TRUST IV, INC.

/s/ Nicholas Look	By:	/s/ Michael McClure	(SEAL)
Nicholas M. Look, Secretary		Michael McClure, President